UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 1, 2016

EMISPHERE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-17758	13-3306985
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Becker Farm Road, Suite 103, Roseland, New Jersey		07068
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 973-532-8000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On August 20, 2014, Emisphere Technologies, Inc. (the “Company”) entered into a series of agreements with MHR Capital Partners Master Account LP, MHR Capital Partners (100) LP, MHR Institutional Partners II LP, and MHR Institutional Partners IIA LP (collectively, “MHR”), including (a) the Second Amended and Restated Convertible Reimbursement Promissory Notes (the “Reimbursement Notes”), (b) a Senior Secured Loan Agreement (the “Loan Agreement”), and (c) a Royalty Agreement (the “Royalty Agreement”).

The terms of the Reimbursement Notes and Loan Agreement require the Company to prepay amounts outstanding thereunder using 50% of certain proceeds (the “Proceeds”) paid to the Company, including $14 million received by the Company on October 26, 2015 in connection with certain licensing agreements with Novo Nordisk AS. Further, the terms of the Royalty Agreement require the Company to pay to MHR annual royalties on net sales of the Company’s oral Eligen® B12 product (“Royalties”).

On December 1, 2016, MHR agreed to further extend the payment of the Proceeds and Royalties to December 16, 2016.

Copies of the Reimbursement Notes, Loan Agreement and Royalty Agreement were filed by the Company in its Quarterly Report on Form 10-Q for the quarter ending September 30, 2014, and a summary of their material terms was filed in the Company’s Current Report on Form 8-K filed with the SEC on August 21, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Emisphere Technologies, Inc.

December 2, 2016	By:	/s/ Alan L. Rubino
Name: Alan L. Rubino Title: President & Chief Executive Officer